Exhibit 10.1
[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

DEVELOPMENT SERVICES AGREEMENT
THIS DEVELOPMENT SERVICES AGREEMENT (this “Agreement”) is dated as of October __, 2019 (“Effective Date”), by and among COMMERCE BANK, a Missouri state bank and trust company (referred to herein as “Owner”), 8027 FORSYTH ACQUISITIONS, L.L.C., a Missouri limited liability company (“8027 Forsyth”) and U.S. CAPITAL DEVELOPMENT, LLC, a Missouri limited liability company (collectively, with 8027 Forsyth, hereinafter referred to herein as “Developer”).

R E C I T A L S:
WHEREAS, Owner owns certain real property located in St. Louis, Missouri and depicted on Exhibit A attached hereto (the “Commerce Land”); and
WHEREAS, Owner desires to construct an office and retail building and parking facility on the Commerce Land (the construction of the parking facility and core and shell of such office and retail building is collectively referred to herein as, the “Commerce Project”); and
WHEREAS, 8027 Forsyth owns or is or will be under contract to acquire certain real property adjacent to the Commerce Land (the “8027 Land”) depicted on Exhibit A on which it is going to develop and construct an office and retail building and parking facility (collectively, the “8027 Project”); and
WHEREAS, the preliminary schematics and outline specifications for the 8027 Project are attached hereto as Exhibit B (the “8027 Plans”); and
WHEREAS, the Commerce Project and the 8027 Project are intended to be complementary projects and they will share an attached parking garage facility (the “Parking Garage”) that will be constructed and operated on both the Commerce Land and the 8027 Land pursuant to a Parking Garage Agreement in form and substance acceptable to Owner and Developer and consistent with the terms set forth on as Exhibit C attached hereto (the “Parking Garage Agreement”); and
WHEREAS, Developer is knowledgeable and experienced in the development, design oversight, budgeting, construction, scheduling, and financing of projects comparable to the Commerce Project (as further described below) and by engaging Developer on the terms and conditions set forth herein, Owner will benefit from certain cost efficiencies and economies of scale in connection with the development and construction of the Commerce Project and the Parking Garage by engaging Developer to develop and construct the Commerce Project and Parking Garage simultaneously with and in coordination with the development and construction of the 8027 Project; and

Exhibit 10.1
WHEREAS, Owner desires to engage Developer to perform certain development services in connection with the development of the Commerce Project, and Developer is willing to accept such engagement, all upon the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of the compensation and services set forth herein, the mutual covenants and undertakings of Owner and Developer described in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Developer hereby agree as follows:
A G R E E M E N T S:
Article I.

The Projects
1.1 The Commerce Project consists of the development and construction of an office and retail building and attached Parking Garage, and certain related site work and infrastructure improvements on the Commerce Land. The Commerce Project shall be completed in accordance with this Agreement and otherwise in accordance with: (a) the Plans and Specifications (as hereinafter defined), (b) the architectural, engineering and construction contracts and reports obtained and entered into in accordance with this Agreement, (c) the Project Schedule (as hereinafter defined); and (d) the Project Budget (as hereinafter defined).
1.2 The 8027 Project consists of the development and construction of an office and retail building and attached Parking Garage, and certain related site work and infrastructure on the 8027 Land, all in accordance with the 8027 Plans and the 8027 Project Schedule attached hereto as Exhibit E-2. Developer represents and warrants that the 8027 Plans describe all proposed improvements to be constructed on the 8027 Land that are visible from the exterior, including without limitation (i) improvement exteriors, location, height, bulk, scale, dimensions, massing, proportion, setbacks and lot-coverage, (ii) landscaping, site lighting, signs, utilities and drainage, sidewalks, driveways, loading areas, parking areas, curbs, curb cuts, and retaining walls and fences, and (iii) the conformity and harmony of exterior design and exterior use with the exterior design and exterior use of the Commerce Project (collectively, “Exterior Improvements”). Any changes to the Exterior Improvements shown on the 8027 Plans that add, remove or materially alter the Exterior Improvements shall be subject to Owner’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Developer covenants that Substantial Completion of the Parking Garage and the plaza area located on the roof of the Parking Garage (including landscaping, hardscaping, lighting and furniture on such plaza), will occur on or before the date of Substantial Completion of the Commerce Project. In the event that Developer fails to acquire all real property constituting the 8027 Land on or before February 1, 2020, then either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party (provided that if Owner delivers a termination notice to Developer, Developer shall have, during such thirty (30) day period, the right to invalidate the termination by acquiring all real property constituting the 8027 Land), and, in the event of such termination, this Agreement shall be terminated and of no further force and effect as of the date specified in such notice, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s

Exhibit 10.1
written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all Predevelopment Costs actually incurred between the Effective Date and the date of such termination not to exceed $315,000, in accordance with the Predevelopment Costs Budget.
1.3     Each party shall use diligent, good faith efforts to finalize and execute the Parking Garage Agreement concurrently with finalizing the Project Budget and GMP under Section 3.1.2 hereof. If, within forty-five (45) days after the date of this Agreement, the parties have not finalized the Parking Garage Agreement, either party may terminate this Agreement by delivering written notice of such termination to the other party, in which case this Agreement shall be terminated and of no further force and effect, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all Predevelopment Costs (defined below) actually incurred between the Effective Date and the date of such termination, in an amount not to exceed $315,000, in accordance with the Predevelopment Costs Budget (defined below). Developer shall cause (i) construction of the Parking Garage to be completed in accordance with the 8027 Plans and in accordance with the Plans and Specifications and (ii) the Parking Garage to be open and fully operational, on or before the date of receipt of a final certificate of occupancy (or local equivalent) for the core and shell (“Substantial Completion”) of the Commerce Project.
Article II.

Engagement of Developer; Term
2.1 Owner hereby engages Developer as the exclusive developer with respect to the Development Services (defined below) for the Project (excluding the Landlord Work and Tenant Work) upon the terms and conditions herein set forth, and Owner agrees not to engage a co-developer with respect to the Development Services; provided, however, that this shall not be construed to limit Owner’s right to engage an owner’s representative for the Project.
2.2 Developer hereby accepts the engagement as the exclusive developer of the Project (excluding the Tenant Work) upon the terms and conditions herein set forth, and Developer agrees to further the interests of Owner with respect to the Commerce Project by furnishing Developer’s skill, experience and judgment in the performance of the services described herein (collectively, the “Services”). Developer, as Developer at risk as set forth more fully herein and to the extent expressly authorized by Owner hereunder, shall implement or cause to be implemented decisions of Owner in connection with the planning, design, development, construction and scheduling of the Commerce Project as set forth herein.
2.3 Except as otherwise provided in this Agreement, the term (hereinafter called the “Term”) of this Agreement shall commence on the date hereof and shall end upon the later of: (i) Substantial Completion of the Commerce Project; (ii) the completion of all punchlist items related to the Commerce Project; (iii) all obligations of Owner under any agreements with the City of Clayton, Missouri and any public utilities regarding the Commerce Project are fully satisfied and all letters of

Exhibit 10.1
credit or other security for such obligations are released; (iv) the date Developer has delivered to Owner all Project Closeout Documents including but not limited to as-builts, shop drawings, O & M manuals, warranties and final lien waivers and all of the required construction close-out deliverables required under Sections 3.2.14 and 3.2.15 hereof; or (v) payment in full of the fees owed to Developer pursuant to Section 4.1 hereof.
Article III.

Development Services

3.1 Project Budget; Plans and Specifications; Project Schedule and Project Reports.

3.1.1 Developer and Owner have (a) caused to be prepared preliminary schematics and outline specifications for Commerce Project (the “Preliminary Plans and Specifications”), copies of which are attached hereto as Exhibit B-1, (b) prepared a preliminary budget for the development and construction of the Commerce Project based on the current anticipated scope of the Commerce Project as set forth in the Preliminary Plans and Specifications (the “Preliminary Project Budget”), a copy of which is attached hereto as Exhibit D-1, and (c) prepared a milestone schedule for the development and construction of the Commerce Project (the “Project Schedule”), a copy of which is attached hereto as Exhibit E-1. As set forth in the Preliminary Project Budget, the estimated guaranteed maximum price to complete the Commerce Project in accordance with the Preliminary Plans and Specifications is $78,149,515.00 (the “Preliminary GMP”).

3.1.2 Within forty-five (45) days after the date of this Agreement, after consultation with prospective general contractors for the Commerce Project and further revision to and refinement of the Preliminary Plans and Specifications, Developer shall prepare and deliver to Owner an updated, proposed final budget for the development and construction of the Commerce Project, which updated budget shall include a proposed final guaranteed maximum price for the Commerce Project. Owner shall, within ten (10) Business Days following receipt of such proposed final budget, either: (i) provide Developer with written approval of such proposed final budget; or (ii) deliver written notice of Owner’s disapproval of such proposed final budget. If Owner disapproves of the proposed final budget in such ten (10) Business Day period, Owner and Developer shall reasonably cooperate in good faith to resolve the issues necessitating Owner’s disapproval of such proposed final budget, provided that at any time following Owner’s notice of disapproval, either party may terminate this Agreement by delivering written notice of such termination to the other party, in which case this Agreement shall be terminated and of no further force and effect, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all predevelopment costs actually incurred (the “Predevelopment Costs”) between the Effective Date and the date of such termination, in an amount not to exceed $315,000, in accordance with the predevelopment costs budget attached hereto as Exhibit D-3 (the “Predevelopment Costs Budget”). The parties acknowledge that the costs shown on the Predevelopment Costs Budget are a part of, and not in addition to, the costs included in the Preliminary Project Budget and the Project

Exhibit 10.1
Budget. If Owner approves of the proposed, final budget as set forth above, such final budget shall be attached hereto as Exhibit D-2 (hereinafter referred to as the “Project Budget;” and the guaranteed maximum price set forth in such Project Budget shall hereinafter be referred to as the “GMP”). Notwithstanding the foregoing, but subject to Owner’s rights to terminate this Agreement pursuant to Section 3.2.1 below, Owner and Developer acknowledge and agree that Developer may increase the Project Budget and the GMP, upon providing written notice thereof to Owner along with reasonable supporting documentation, by the actual cost of any on or off site improvements and exactions required by the City of Clayton in connection with obtaining the Project Entitlements (as defined below). In addition, Owner and Developer acknowledge and agree that neither the Project Budget nor the GMP will include amounts related to any costs or expenses associated with the termination of any existing leases affecting the Commerce Land or the relocation of any existing tenants of the Commerce Land and any such costs shall be the sole responsibility of Owner.
3.1.3 Developer shall engage, in accordance with the terms and conditions of this Section, the necessary third parties to obtain such surveys, environmental, geo-technical and other third-party reports for the Commerce Project as Developer reasonably deems necessary (collectively, the “Project Reports”). Owner shall be responsible for the actual cost of all Project Reports up to the applicable amount set forth in the Project Budget and Developer shall be responsible for the cost of Project Reports in excess of the applicable amount set forth on the Project Budget. Owner’s Approval shall be required prior to engaging any such third party for a Project Report only to the extent the expenses for such Project Reports are in excess of the Project Budget, provided that such approval shall not be unreasonably withheld, conditioned or delayed. Services agreements in forms reasonably acceptable to Owner shall be entered into between Developer and each of the Commerce Project architect and the Commerce Project engineer (the “Architect Agreement” and “Engineer Agreement”, respectively) to prepare the Plans and Specifications, with Owner included therein as a third party beneficiary with rights but not obligations to enforce and assume the terms of the Architect Agreement and the Engineer Agreement. Following execution hereof, Developer shall coordinate the preparation of detailed plans and specifications for the Commerce Project (collectively with the Preliminary Plans and Specifications, referred to herein, the “Plans and Specifications”) in accordance with the Preliminary Plans and Specifications and Project Budget and shall provide Owner with copies of 25%, 50%, 75%, 90% and 100% versions of such Plans and Specifications, as each successive revised version of the Plans and Specifications is available, for Owner’s Approval not to be unreasonably withheld, conditioned or delayed, and upon completion of same in a form acceptable to both Developer and Owner, shall provide Owner with copies of such Plans and Specifications. If Owner withholds its consent to the Plans and Specifications, or any versions thereof provided to Owner hereinabove, in accordance with this Agreement, then either party may, at its option, terminate this Agreement by written notice to the other party, in which case this Agreement shall be terminated and of no further force and effect, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all Predevelopment Costs actually incurred between the Effective Date and the date of such termination in accordance with the Predevelopment Costs Budget. Notwithstanding anything herein to the contrary, no change or modification may be made to any part of the Plans and Specifications at any time without obtaining the prior written approval of Owner to any such change or modification.

Exhibit 10.1
Subject to events of Force Majeure (but only to the extent that costs arising from events of Force Majeure are not the responsibility of the General Contractor) and documented costs directly attributable to Owner Delay, if Project Costs exceed the amount of the GMP or the Project Budget, each of which as will be attached to this Agreement as Exhibit D-2, Developer shall be responsible for all such excess costs. As used herein, “Owner Delay” means (i) any delay in the performance of Developer’s work caused by Owner Change Orders, (ii) any delay beyond the time periods provided to Owner in making elections, approvals or choices required to be made hereunder, and (iii) any delay in completion of Developer’s work exclusively caused by Owner, including, without limitation, delays attributable to Owner’s failure to terminate any leases affecting the Commerce Land or to cause any tenants under such leases to vacate the Commerce Land in order to allow Developer to commence construction of the Commerce Project in accordance with the Project Schedule or Owner’s failure to timely execute such other easements, documents or agreements as are reasonably acceptable to Owner and reasonably required to be executed and delivered by Owner in connection with the development of the Commerce Project to the extent that Owner’s failure to execute any such document precludes Developer from commencing or proceeding with construction of the Commerce Project or the 8027 Project in accordance with the Project Schedule and the 8027 Project Schedule, as the case may be. Within ten (10) Business Days of the occurrence of any event which Developer believes is an event of Owner Delay, Developer shall provide written notice thereof to Owner in order for such delay in connection with such event to be considered an Owner Delay pursuant to the terms of this Agreement.
3.1.4 Notwithstanding anything herein to the contrary, Owner may, for any reason in its sole discretion, terminate this Agreement by written notice to Developer at any time within forty-five (45) days after the Effective Date, in which case this Agreement shall be terminated and of no further force and effect, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all Predevelopment Costs actually incurred between the Effective Date and the date of such termination, in an amount not to exceed $315,000, in accordance with the Predevelopment Costs Budget.
3.2 Generally. Developer shall perform the services described in this Section 3.2 (herein called the “Development Services”) and such other services and functions on behalf of Owner in connection with the design and construction of the Commerce Project to the best of its ability as would customarily be undertaken or performed by a developer of a similar project in accordance with the Plans and Specifications, the Contract Documents, the Project Budget, the Project Reports and the Project Schedule, and subject to the limitations hereinafter described. Without limiting the generality of the foregoing, Developer shall:
3.2.1 Use diligent efforts to secure on Owner’s behalf, and at Owner’s cost up to the applicable amount set forth in the Project Budget, any site plan approvals, building, environmental, zoning and land use permits, and any other permits and approvals from applicable governmental authorities and public utilities necessary for the Commerce Project that are Approved by Owner, including the expiration of any applicable appeals periods and full resolution and adjudication (if applicable) of any appeals (hereinafter collectively called the “Entitlements”). Owner shall pay all fees

Exhibit 10.1
and charges for securing and maintaining the Entitlements, as set forth in the Project Budget. In connection with the Entitlements, if and to the extent directed by Owner, Developer shall (a) diligently pursue the Entitlements, (b) represent Owner in material meetings with governmental authorities, and (c) coordinate with the project architect (the “Architect”) and engineer (the “Engineer”) (both of which Architect and Engineer shall be subject to Owner’s Approval), each of their respective sub-consultants, and with all Owner’s Representatives in the review of various configurations for the Commerce Project and in preparation of the Plans and Specifications. If, after using good faith diligent efforts, Developer is unable to obtain the Entitlements or such Entitlements involve costs in excess of the amounts allocated for such Entitlements in the Project Budget, or are subject to conditions or restrictions that are unacceptable to Owner, then Owner shall have the right to terminate this Agreement upon written notice to Developer at any time on or prior to April 1, 2020, in which case this Agreement shall be terminated and of no further force and effect, and the parties shall have no further obligations to one another except that, provided that Developer is not in default beyond applicable cure period of this Agreement, Owner shall, within ten (10) Business Days of Developer’s written demand therefor (including a reasonably detailed itemized statement and copies of invoices and other reasonable supporting documentation), reimburse Developer for all Predevelopment Costs actually incurred between the Effective Date and the date of such termination in accordance with the Predevelopment Costs Budget. If Owner does not elect to terminate this Agreement on or prior to April 1, 2020, then the termination right set forth in this Section 3.2.1 shall thereafter be void and of no further force and effect.
3.2.2 Procure and negotiate on behalf of Owner agreements, including amendments thereto, for architectural, engineering, construction and any other contracts or agreements, including all amendments thereto, for the furnishing of any services, supplies, materials, machinery, or equipment required for the Commerce Project (collectively, the “Contract Documents”), including, without limitation the general contract for construction of the Commerce Project which will be on AIA Document A133–2009 (the “General Contract”) including mutually acceptable industry standard retainage provisions consistent with the general contract for the 8027 Project, and provided that the Contract Documents shall be executed by and in Developer’s name with Owner included therein as a third-party beneficiary. Owner shall be permitted to participate in the interview process for the selection of the general contractor for the Commerce Project, but Developer, in its discretion, shall select the general contractor for the Commerce Project. Selection of the general contractor for the Commerce Project shall occur simultaneously with the selection of the general contractor for the 8027 Project, and the general contractor selected for the 8027 Project shall be deemed approved as the general contractor (the “General Contractor”) under the General Contract. Prior to entering into any subcontract in excess of $50,000, Developer shall obtain three (3) bids from subcontractors that have been Approved by Owner for the Commerce Project and Developer shall furnish to Owner a detailed, itemized summary and comparison of the bid amounts, including copies of reasonable supporting information. Developer shall provide copies of such bids to Owner and shall consult with Owner on the selection of subcontractors for the Commerce Project, provided that Developer, in its discretion, provided that the subcontracts are consistent with the terms of this Agreement, the Plans and Specifications, the Project Budget and the Project Schedule, shall select the subcontractors for the Commerce Project from such list of subcontractors Approved by Owner and Developer is not obligated to select the subcontractor with the lowest bid.

Exhibit 10.1
3.2.3 Periodically update the Project Schedule as Approved by Owner or as otherwise expressly provided under this Agreement.
3.2.4 Provide appropriate administrative, management, supervision and related services to coordinate the activities and responsibilities of the Engineer, Architect, the General Contractor and other contractors, professionals and consultants for the design, development and construction of the Commerce Project, including but not limited to:
(a)administration of the Contract Documents;
(b)participation, as requested by Owner, at all of Owner’s meetings with the Engineer, Architect, the General Contractor and all governmental authorities having jurisdiction over the Commerce Project provided Owner will be entitled to be present at all such meetings;
(c)advice and recommendations to Owner as to the selection of subcontractors and suppliers identified by the General Contractor;
(d)assembly, review and submission to Owner, with a recommendation regarding approval of the documents described in Sections 3.5 and 3.6 hereof with respect to all requests for payment under any Contract Document, provided that all such payments shall be subject to Owner’s Approval;
(e)submission to Owner of suggestions or requests for changes made by the Architect, Engineer or the General Contractor that could improve the design, efficiency or cost of the Commerce Project, including all value engineering proposals, and other change orders which Developer considers meritorious, together with Developer’s recommendation with respect thereto;
(f)advice and recommendations to Owner as to compliance with all terms and conditions applicable to Owner or the Commerce Project or the construction thereof contained in any Entitlement, Project Reports, any recorded covenant, condition or restriction affecting the Commerce Project, any conditions contained in any insurance policy affecting or covering the Commerce Project or in any surety bond obtained in connection with the Commerce Project and all applicable laws, statutes, ordinances, rules regulations, orders and permits of all applicable governmental agencies having jurisdiction over the Commerce Project (“Applicable Laws”) (with the costs of compliance being paid by Owner as part of the Project Budget, subject to Article VII); and
(g)keeping Owner reasonably informed on a regular basis of the progress of the design and construction of the Commerce Project, including the preparation of such reports as may reasonably be requested by Owner and that are of a nature generally requested or expected of developers on similar projects.
3.2.5 Prepare and distribute to Owner monthly, reports on:

Exhibit 10.1
(a)the cost of the Commerce Project. The “Project Costs” shall be the actual total hard and soft costs incurred in connection with the acquisition and environmental remediation of the Property and design, construction and completion of the Commerce Project including, but not limited to, the costs of the design and construction of the Commerce Project, on-site improvements and off-site improvements, architectural and engineering fees, developer fees, reasonable legal fees and expenses, and fees and expenses for governmentally required permits, licenses, and inspections, all of which Project Costs shall be included in the Project Budget. Unless otherwise directed by Owner, such reports shall include (i) a summary of Project Costs for the current month; (ii) Project Costs incurred to the date of the report; (iii) a comparison of the Project Budget with actual expenditures and a list of future commitments and anticipated expenditures beyond the succeeding calendar month; (iv) when needed, suggestions for reducing Project Costs; and (v) an update on the Project Schedule; and
(b)the status of the development and construction of the Commerce Project including pictures of construction work completed since any prior reports and an update of the construction work completed to date compared to the Project Schedule.
3.2.6 Make all reasonable efforts to obtain satisfactory performance from the Architect, Engineer and the General Contractor, including all work and services performed, and notify Owner in the event Developer obtains knowledge that any requirements of Contract Documents are not being met.
3.2.7 Make all reasonable efforts to maintain all necessary cooperation among the Architect, Engineer, the General Contractor, subcontractors and suppliers.
3.2.8 Provide to Owner a complete set of the latest versions of the Project Reports and the Plans and Specifications, including without limitation, all change orders, supplementary drawings or material clarifications, and all Contract Documents and other contracts and orders with contractors, subcontractors and suppliers.
3.2.9 Refer requests for clarification of the Plans and Specifications to the Architect or Engineer, and follow through by making sure that proper clarifications are issued on a timely basis. All material clarifications shall be noted in the Plans and Specifications and shall be dated and initialed by the party issuing the same.
3.2.10 Attend and lead all Commerce Project meetings and other meetings as appropriate.
3.2.11 Participate in all regularly scheduled inspections of the Commerce Project made by representatives of the Architect or Engineer, Owner, lenders or governmental agencies, and be available for consultation at all times while design or construction services are being performed on the Commerce Project.
3.2.12 Process any punchlist items and defect and warranty claims for the first year after Substantial Completion of the Commerce Project (the “Warranty Period”) and following the

Exhibit 10.1
expiration of such Warranty Period, Developer shall assign to Owner any remaining Third Party Guarantees (as defined below) still in effect.
3.2.13 Review all applications for payment and supporting documentation prepared by the General Contractor and others performing work or furnishing materials, and process all documentation required in connection with draws under the Commerce Project financing in accordance with procedures established by the construction lender, if applicable, and in compliance with the requirements described in Section 3.6 hereof.
3.2.14 Complete and deliver exclusive possession of the Commerce Project to Owner lien-free, in a good and workmanlike manner in accordance with the Plans and Specifications and all Applicable Laws prior to the date set forth in the Project Schedule and under the costs set forth in the Project Budget. The following obligations of Developer are conditions precedent to Substantial Completion and delivery of the Commerce Project: (a) the Commerce Project is available for construction of tenant improvements with all of Developer’s work complete, subject to any so-called punchlist items that do not preclude construction of the tenant improvements (which punchlist shall have been assembled in cooperation and in connection with a joint inspection of the Premises with Owner at least fifteen (15) days prior to delivery); (b) Developer has delivered to Owner all approvals and certificates of completion and occupancy required from applicable Governmental Authorities in connection with Developer’s work; (c) Developer has delivered to Owner a certificate from the Architect that Developer’s work is complete; (d) Developer has delivered to Commerce all keys, codes and combinations relating to Developer’s work. At all times during the construction of the Commerce Project, Owner and its designated representatives may oversee Developer’s work, and Developer shall cooperate with and facilitate such oversight as requested by Owner. Any entry on the Commerce Land for such purposes shall not be construed as delivery or acceptance of the Commerce Project by Owner. Owner agrees not to interfere with the completion of Developer’s work in exercising its right of entry. If for any reason other than a Force Majeure delay or Owner Delay, Developer fails to timely commence or Substantially Complete the Commerce Project in accordance with the Project Schedule and the terms and conditions of this Paragraph, Developer agrees to indemnify and hold harmless Owner from and against any and all costs, liability, damage or expenses arising out of or attributable to such failure, including without limitation, any liability to third -party tenants of the Commerce Project due the failure of Developer for any reason, other than Force Majeure delay or Owner Delay, to Substantially Complete the Commerce Project in accordance with the Project Schedule; provided that, Developer shall only be liable for any such liability to third-party tenants of the Commerce Project if Owner provides copies of the leases to such third-party tenants to Developer prior to the execution thereof by Owner and Developer provides prior written consent of the applicable damages provisions therein.
3.2.15 Developer shall deliver to Owner as soon as practicable after completion: (a) an as-built ALTA/ACSM survey of the Commerce Project certified to Owner (the “As-Built Survey”) showing (i) the actual location of all improvements on the Commerce Land, including without limitation all parking and service areas, and (ii) the actual location of all underground utilities on the Premises (with the cost of the As-Built Survey being included in the Project Budget); (b) copies of all final lien waivers concerning Developer’s work, including final lien waivers from the General Contractor and all subcontractors; and (c) an assignment of all Third Party Guarantees (as hereinafter defined) in form and substance reasonably satisfactory to Owner, provided that Developer may retain

Exhibit 10.1
rights under such Third Party Guarantees for a period of one (1) year following Substantial Completion in order to satisfy its obligation to process any defect or warranty claims as set forth in Section 3.2.12 above. “Third Party Guarantees” shall mean all warranties and guarantees from the Architect, General Contractor and/or the other contractors such Third Party Guarantees, which warranties and guarantees shall be reasonably Approved by Owner.
3.2.16 Developer guarantees and warrants that all of Developer’s work shall be completed in a good and workmanlike manner, in compliance with all Applicable Laws, in accordance with the Plans and Specifications and free from defects. For a period of one (1) year after the date of Substantial Completion, if any part of Developer’s work shall not comply with the foregoing guarantee and warranty (except for damage or defect caused by abuse, improper or insufficient maintenance or operation or normal wear and tear under normal usage), Developer, shall cause the General Contractor to perform all work and services related to the Commerce Project as may be required to fully and timely satisfy Contractor’s obligations under the construction warranties furnished by Contractor under the General Contract.
3.2.17 Provide, or cause the General Contractor to provide, a payment and performance bond covering the cost of the Commerce Project; provided that the expense for such bond is included in the Project Budget.
3.2.18 Procure from the General Contractor or provide all payment and performance bonds required under the Contract Documents.
3.2.19 Perform all common improvements associated with the public and ancillary spaces of the Commerce Project to the extent set forth in the Plans and Specifications.
3.2.20 If requested by Owner, and subject to terms and conditions that are mutually agreeable to Owner and Developer, Developer shall perform tenant improvements that the landlord is responsible for constructing under the applicable tenant lease (“Landlord Work”), to the extent applicable, in connection with construction of such Landlord Work. If requested by Owner, and subject to terms and conditions that are mutually agreeable to Owner and Developer, Developer shall be responsible for oversight of tenant improvements that the tenant under the applicable tenant lease is responsible for constructing (“Tenant Work”), including monitoring the progress of the Tenant Work, coordinating between such tenant’s contractors and the General Contractor during periods in which construction of the Tenant Work coincides with ongoing construction of the Commerce Project, and, to the extent directed by Owner, acting as Owner’s agent in communications with such tenant regarding the Tenant Work. If prior to or during the first twelve (12) months following Substantial Completion, Owner solicits bids from third-parties for the Landlord Work and Tenant Work, then Owner shall afford Developer the opportunity to submit a proposal for the construction of the Landlord Work and the Tenant Work within a reasonable time period designated by Owner. Owner shall have no obligation to engage Developer for such work.
3.3 Limitations on Development Services.
(a)Except for such matters as may be expressly delegated in writing to Developer by Owner or as otherwise expressly set forth herein, neither Developer nor any of its

Exhibit 10.1
Affiliates shall make or approve any change in the construction of the Commerce Project, in the Plans and Specifications, or the Project Budget.
(b)Subject to the terms of Section 3.3(a), and as expressly Approved by Owner, Developer shall have the authority to make and implement daytoday decisions that are necessary in the performance of its obligations hereunder and to render directions to all third parties in connection therewith.
(c)For purposes of this Agreement, the phrases “Approval of Owner,” “Approved by Owner” or “Owner’s Approval” shall mean the written approval of Owner’s authorized representative in accordance with Section 10.2(a). Owner may notify Developer in writing of additional officers permitted to give approval on behalf of Owner.
3.4 Budget. Developer shall monitor the General Contractor’s construction of the Commerce Project and ensure that all costs incurred in connection therewith are equal to or less than the amounts set forth in the Project Budget. The Project Budget shall constitute a major control under which Developer shall manage the Commerce Project. No expense may be incurred or commitments made by Developer which exceed the amount allocated to each item in the Project Budget, nor may the entire Project Budget be exceeded without the Approval of Owner, except to the extent Developer is responsible for such expenses or costs. If discrepancies in the Project Budget occur or are reasonably anticipated by Developer, Developer shall notify Owner promptly of the expected change and prepare and submit to Owner an analysis of the anticipated impact of the change, together with Developer’s recommendation for mitigation or resolution of such discrepancies. Subject to the limitations set forth in this Agreement, all Project Costs in excess of the GMP shall be Developer’s responsibility except for any Owner Change Order as provided in Section 3.5 below. Developer shall include a “Project Contingency” calculated in accordance with the formula shown in Exhibit D-1. Developer shall use the Project Contingency only for Force Majeure events, Owner Delay events or Owner Change Orders in the work. Design coordination issues shall be at Developer’s sole risk. Developer’s right to use all or any portion of the Project Contingency shall be subject to satisfaction of the following pre-conditions: (a) Developer shall provide written notice to Owner explaining in reasonable detail the permitted reason for use of such Contingency amount, along with reasonable supporting materials (a “Project Contingency Notice”); (b) Owner shall have seven (7) business days after receipt of a Project Contingency Notice to notify Developer in writing of any good faith objection to all or any portion of the proposed use of Project Contingency (a failure of Owner to respond within such seven (7) business day period shall be deemed approval of use of Project Contingency as described in the Project Contingency Notice); (c) if Owner timely objects to a proposed use of Project Contingency, then the parties shall diligently and in good faith seek to establish a mutually-acceptable resolution of their differences; and (d) Developer may proceed to use Project Contingency funds in accordance with such mutually-acceptable resolution.
3.5 Change-Order Approval Procedure. In the event a change order for the Commerce Project is required that would result in an increase in Project Costs above the GMP, Developer shall submit such proposed change order for Owner’s Approval and if Owner fails to accept, reject or otherwise take any action with respect thereto within seven (7) Business Days (as hereinafter defined) after Owner’s receipt of such change order, such change order shall be deemed approved by Owner. If

Exhibit 10.1
Owner disapproves of any such proposed change order in such seven (7) Business Day period, Owner and Developer shall reasonably cooperate in good faith to resolve the underlying issue necessitating the proposed change order. In the event a proposed change order would increase the Project Budget or the GMP or materially adversely affect the design, appearance, value, or quality of the Commerce Project, or materially extend any completion schedule, then Owner’s approval to such change order may be withheld in Owner’s sole discretion. In the event a proposed change order would not increase the Project Budget or the GMP or materially adversely affect the design, appearance, value, or quality of the Commerce Project, or materially extend any completion schedule, then Owner’s approval to such change order shall not be unreasonably withheld, conditioned or delayed. In any case, net costs associated with any such change order shall be deemed incorporated into the Project Budget and GMP if and to the extent such change order is an Owner Change Order (defined below) and causes the Project Costs to exceed the Project Budget. Following approval of the Plans and Specifications pursuant to Section 3.1 above, the Plans and Specifications may be modified from time to time as required by Owner in its discretion (each, an “Owner Change Order”); provided, however, that Developer’s prior written consent shall be required for any Owner Change Order that would materially alter: (i) the structural components, of the Commerce Project; (ii) the character or intended use of the Commerce Project in a manner that causes the Commerce Project to no longer comply with the Entitlements obtained from the City; (iii) the Project Schedule; or (iv) structural components, use or projected completion date of the Parking Garage; which consent shall not be unreasonably withheld, conditioned or delayed. By way of example and not limitation, additional costs and change orders to address site and construction costs that are shown on, or could be reasonably inferred from, the Plans and Specifications, will not be deemed an Owner Change Order and, subject to the limitations set forth in this Agreement, will be the sole responsibility of Developer without pass-through to Owner as Project Costs or otherwise.
3.6 Draw Process. As a condition to and in conjunction with the performance of the Development Services, Owner shall make sufficient funds available to pay its obligations under this Agreement pursuant to the draw process outlined in this Section below for the completion of the Commerce Project and the payment of the Development Fee and Owner shall fund such amounts, without offset, in accordance with such draw process following receipt of the documents required below. Developer may not submit more than one (1) draw request per month. As a condition precedent to each disbursement of funds by Owner hereunder (a “Funding”), Developer shall furnish or cause to be furnished to Owner, each of the following documents in form and substance reasonably satisfactory to Owner at least ten (10) days prior to Developer's desired Funding date:
3.6.1 a Draw Request Summary Form in a form reasonably acceptable to Owner, certified to be true and correct by Developer, together with a completed standard AIA Form G702 and Form G703 signed by the General Contractor for such phase of construction, together with sworn statements and conditional waivers of liens signed by all landscape architects, engineers, planners, designers, subcontractors, technology suppliers and consultants, and other suppliers and vendors (together with the Architect and the General Contractor, collectively, the "Third Parties") covering all work, together with such invoices, contracts or other supporting data as Owner or the title company may reasonably require to evidence that all costs for which Funding is sought have been incurred;

Exhibit 10.1
3.6.2 unconditional waivers of claims and liens of all Third Parties with respect to all prior Fundings, to the extent not previously delivered to Owner;
3.6.3 copies of any final and executed Change Orders not previously furnished to Owner;
3.6.4 copies of all Contract Documents executed since the last Funding and any amendments or modifications to any Contract Documents;
3.6.5 satisfactory evidence that all governmentally-required permits and zoning approvals with respect to the applicable stage of construction of the Commerce Project, if not previously delivered to Owner, have been obtained (e.g. building permit, grading permit); and
3.6.6 such other instruments, documents and information as Owner or the title company may reasonably request.
3.7 Liens. Developer shall not permit any lien or other encumbrance to be filed or to remain of record as a claim against the Commerce Land or Commerce Project or against any monies due or to become due for any work performed or materials furnished by, to or on behalf of Developer. Developer shall defend, indemnify and save harmless Owner from any lien or claim of lien filed or maintained by any laborer, materialman, subcontractor, or other person or entity directly or indirectly acting for, through, or under Developer, against the Premises or any interest therein or against any monies due or to become due. Without limiting the foregoing, Developer shall cause any such lien or claim of lien to be satisfied, removed, or discharged by bond, payment, or otherwise within thirty (30) days. This Section shall survive termination of this Agreement.
3.8 Developer Requests for Owner’s Approval. In the event Developer, from time to time, requests Owner’s Approval regarding an issue that directly affects the critical path of the 8027 Project, Developer shall submit such request in writing to Owner’s Representatives, explaining the request in reasonable detail along with reasonable supporting materials and including the following heading: “CRITICAL PATH ITEM – RESPONSE REQUIRED WITHIN 7 BUSINESS DAYS” (a “Critical Path Approval Request”). If Owner fails to accept, reject or otherwise take any action with respect to a Critical Path Approval Request within seven (7) Business Days after Owner’s receipt thereof, Owner shall pay Developer $5,000 per day for each day thereafter until Owner accepts, rejects or otherwise takes action with respect to such Critical Path Approval Request. Such amount shall be paid to Developer as liquidated damages (and not as a penalty), it being mutually acknowledged and agreed that the amount of Developer’s damages for such delay would be difficult or impossible to ascertain in advance and that this per diem amount constitutes a reasonable approximation thereof. If Owner disapproves of any Critical Path Approval Request, Owner and Developer shall reasonably and diligently cooperate in good faith to resolve the underlying issue.
Article IV.

Compensation

Exhibit 10.1
4.1 Development Fee and Construction Management Fee. As compensation for Developer’s agreement to perform the Services contemplated under this Agreement from and after the date hereof, Owner shall pay Developer a development fee in an amount equal to [*] percent ([*]%) of total Project Costs actually incurred that constitute hard construction costs (excluding any costs related to Landlord Work, Tenant Work and Project Contingency amounts) and soft costs (including the Construction Management Fee but excluding any Project Contingency amounts) directly associated with the Commerce Project, all in amounts not to exceed the applicable amounts set forth in the Project Budget, as the same may be amended in accordance with the terms hereof (the “Development Fee”) in the manner set forth on Exhibit F attached hereto and incorporated herein and a construction management fee in the amount equal to [*] percent ([*]%) of total hard construction costs actually incurred for the Commerce Project (excluding any costs related to Landlord Work, Tenant Work and Project Contingency amounts) in amounts not to exceed the applicable amounts set forth in the Project Budget, as the same may be amended in accordance with the terms hereof (the “Construction Management Fee”) in the manner set forth on Exhibit F attached hereto and incorporated herein.
4.2 Tenant Improvements Fee. As compensation for Developer’s agreement to perform the Services (if any) contemplated under this Agreement with respect to Landlord Work and Tenant Work, Owner shall pay to Developer a fee in an amount equal to [*] percent ([*]%) of total hard construction costs actually incurred for Landlord Work and Tenant Work (the “TI Fee”), provided that the construction of such Landlord Work and Tenant Work is actively overseen and managed by Developer at Owner’s request. The TI Fee shall be paid in the manner set forth on Exhibit F attached hereto and incorporated herein.
4.3 Leasing Commission. In consideration for Developer’s sourcing and procurement of a lease for space in the Project by Husch Blackwell, LLP (“Anchor Tenant”), Owner shall pay Developer a leasing commission (the “Leasing Commission”) in the amount of [*] percent ([*]%) of the total aggregate rent payable by Anchor Tenant during the term of the lease to be entered into by and between Owner (or its Affiliate) and Anchor Tenant (or its Affiliate). For purposes of this Paragraph, “total aggregate rent” shall refer to gross rental or its equivalent. Accordingly, in the event that rent payable by Anchor Tenant is triple-net, then the total aggregate rent payable by Anchor Tenant for purposes of this Paragraph shall be deemed to be the amount of triple net rent payable under such lease plus $[*] per rentable square foot per annum. The Leasing Commission shall be due and payable as follows: (a) one-half upon: (i) the execution and delivery by Owner and Anchor Tenant of a binding and valid lease agreement for the Commerce Project and (ii) commencement of vertical construction on the Commerce Project following the expiration or waiver of the termination rights of Owner pursuant to Sections 3.1.2, 3.1.3, or 3.2.1 hereof; and (b) one-half upon the earlier of lease commencement or the date Anchor Tenant takes occupancy of the premises.
4.4 Savings. To the extent there are any cost savings created through the course of the Commerce Project (whether considered “hard” or “soft” costs) and these savings are not owed to the General Contractor, upon Substantial Completion and reconciliation of all Project Costs, the amount of any such cost savings shall accrue one hundred percent (100%) to Developer, except that one hundred percent (100%) of any remaining Project Contingency shall be paid to Owner. All cost savings owed to Developer and Owner shall be paid within ten (10) Business Days after the later of Substantial Completion of the Commerce Project and completion of all punchlist items for the Commerce Project.

Exhibit 10.1
Article V.

Compliance With Applicable Laws
If Developer receives any notice of a violation of any Applicable Laws, Developer shall immediately notify Owner and furnish copies of such notice.
Article VI.

Books and Records
Owner and its designees may upon request inspect and audit any of Developer’s books and records relating to the Commerce Project. Owner and its designees shall have the right up to two (2) times, in each case upon thirty days’ prior written request, on dates and at times mutually and reasonably acceptable to each of Owner and Developer, between the Effective Date and the first (1st) anniversary of completion of the 8027 Project, to inspect any of Developer’s records relating to construction of the 8027 Project. Developer shall keep or cause to be kept, during the development and construction period and for a period of at least three (3) years following completion of the Commerce Project, appropriate and complete records reasonably required by Owner in connection with the Commerce Project documenting all costs and expenses budgeted and incurred in connection with Developer’s work, including, but not limited to, copies of all of the Project Budget, the Plans and Specifications and amendments, changes, modifications or revisions thereto, drawings, change orders, invoices, financial records, shop drawings, product samples and data, the Contract Documents and all amendments thereof and all other documents concerning the Commerce Project. Developer shall also, for a period of at least three (3) years following completion of the Commerce Project, keep or cause to be kept suitable books of control and account showing all receipts, expenditures and all other records necessary or convenient with regard to the Commerce Project. If at any time after such three (3) year period, Developer intends to dispose of or destroy any such books and records, it shall notify Owner in writing and allow Owner a period of thirty (30) days to obtain copies of same.
Article VII.

Insurance and Indemnity
7.1 Developer’s Indemnification. Developer agrees to indemnify, defend and hold harmless Owner and its Affiliates, and each of their respective directors, officers, employees and shareholders (individually, an “Owner Indemnified Party”) to the fullest extent permitted by law from all liabilities, losses, interest, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or postjudgment), assessed against, levied upon, or collected from, Owner Indemnified Party arising from: (i) the fraud, negligence or willful or wanton misconduct of Developer: or (ii) a material breach of this Agreement by Developer. Notwithstanding the foregoing, Developer will not be required to indemnify any Owner Indemnified Party with respect to any liability, loss, damage, cost or expense to the extent that the Owner Indemnified Party is actually reimbursed by the proceeds of insurance

Exhibit 10.1
maintained pursuant to this Agreement. Developer’s indemnification obligations set forth herein shall survive the termination of this Agreement.
7.2 Owner’s Indemnification. Owner agrees to indemnify, defend and hold harmless Developer and its Affiliates, and each of their respective directors, officers, employees, agents and shareholders (individually, an “Developer Indemnified Party”) to the fullest extent permitted by law from all liabilities, losses, interest, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or post judgment), threatened or assessed against, levied upon, or collected from, Developer Indemnified Party arising from the fraud, negligence or willful or wanton misconduct of Owner or a material breach of this Agreement by Owner. Notwithstanding the foregoing, Owner will not be required to indemnify any Developer Indemnified Party with respect to any liability, loss, damage, cost or expense to the extent that the Developer Indemnified Party is actually reimbursed by the proceeds of insurance maintained pursuant to this Agreement. Owner’s indemnification obligations set forth herein shall survive the termination of this Agreement.
7.3 Owner’s Insurance. With respect to the Commerce Project, an affiliate of Owner or Owner shall maintain, at Owner’s expense, public liability insurance with a broad form comprehensive general liability endorsement and any other insurance coverage as Developer and Owner deem reasonably necessary and any such other insurance required of Owner by the City of Clayton during the construction of the Commerce Project. The public liability insurance may be procured under an umbrella policy with limits of liability reasonably acceptable to Owner and Developer.
7.4 Developer’s Insurance. Developer, at its sole cost and expense, shall maintain public liability insurance with a broad form comprehensive general liability endorsement (or alternatively, commercial general liability insurance), professional liability insurance, and worker’s compensation insurance as required by applicable law, all in amounts reasonably acceptable to Owner. All such insurance coverage shall also name Owner, its lender and such other parties reasonably designated by Owner as an additional insured thereunder. In addition, Developer will procure or will require General Contractor to procure and maintain appropriate builder’s risk insurance in a form and substance acceptable to Owner. All such insurance coverage shall also name Owner, the Owner’s Lender and such other parties reasonably designated by Owner as an additional insured thereunder.
7.5 Evidence of Insurance. Simultaneous with the execution of this Agreement, Developer shall provide Owner and Owner shall provide Developer with certificates of insurance or other satisfactory documentation which evidences that the insurance required under this Agreement is in full force and effect at all times. Policies required to be obtained by a party hereunder shall name the other party as an additional insured party and must be endorsed to provide that thirty (30) days’ advance written notice of cancellation or material change will be given to the other party. All policies to be obtained pursuant to this Article VII shall contain waivers of subrogation rights, to the extent readily available for a minimal additional premium. Owner and Developer hereby waive any and all claims and causes of action against each other to the extent covered by insurance. All insurance required to be carried by Developer, Owner, any contractor or subcontractor shall be written with companies having a rating in the Best’s key Rating Guide of A: VII or better, which companies shall be licensed to do business in the State of Missouri.

Exhibit 10.1
7.6 Contract Documents. Developer shall cause to be inserted in any Contract Document provisions to the effect that the other contracting party shall indemnify, defend and save harmless Developer and Owner from and against all claims, losses and liability resulting from any damage or injury to, or death of, persons or property caused or occasioned by or in connection with or arising out of any action or omissions of said contracting party or its employees or agents, and from and against all costs, attorneys’ fees and expenses in connection therewith.
7.7 Developer’s Duties in Case of Loss. Developer shall:
(a)immediately notify Owner of any fire, explosion, collapse subterranean issue or other damage to the Commerce Project. Owner shall arrange for an insurance adjuster to view the Commerce Project before repairs are started, but in no event shall Developer settle any losses, complete loss reports, adjust losses or endorse loss drafts without Owner’s Approval; and
(b)promptly notify Owner of any personal injury or property damage occurring in connection with the Commerce Project.
7.8    Limitation on Damages. Notwithstanding anything to the foregoing set forth above or elsewhere in this Agreement, the parties agree that neither Owner nor Developer shall be liable to the other for any special, consequential, exemplary or punitive damages arising out of a breach of this Agreement or otherwise.
Article VIII.

Notices
8.1 Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered (w) personally, (x) by United States registered or certified mail, return receipt requested, postage prepaid or (y) by overnight express courier, postage prepaid and addressed to the parties at their respective addresses set forth below. Any such notice, request, demand, instruction or other document shall be considered given or delivered, as the case may be, on the date of personal delivery, in the case of (w) above, on the date of deposit in the United States mail, in the case of (x) above, and on the date of delivery to the overnight courier service, in the case of (y) above. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

Exhibit 10.1

To Owner:	Commerce Bank 8000 Forsyth Boulevard, Suite 2nd Floor Clayton, Missouri 63105 Attention: Charles Kim Email: Charles.Kim@CommerceBank.com
Copy to:	Tower Properties Company
1000 Walnut, Suite 900
Kansas City, Missouri 64106
Attention: Stanley J. Weber
Email: sweber@towerproperties.com
Copy to:	Commerce Bank 8000 Forsyth Boulevard, Suite 1100 Clayton, Missouri 63105 Attention: Thomas J. Noack Email: Thomas.Noack@CommerceBank.com
Copy to:	Lewis Rice LLC
600 Washington Avenue Suite 2500 St. Louis, Missouri 63101
Attention: David Lemkemeier
Email: DLemkemeier@lewisrice.com

To Developer:	8027 Forsyth Acquisitions 8027 Forsyth Blvd.
St. Louis, Missouri 63105
Attention James G. Koman Email:jkoman@uscd.com

Copy to:	U.S. Capital Development, LLC
8025 Forsyth Blvd.
St. Louis, Missouri 63105
Attention: Scott Sachtleben
Email: ssachtleben@uscd.com

Copy to:	STL Legal Group, LLC
8027 Forsyth Blvd.
St. Louis, Missouri 63105
Attention: Joe Hietpas
Email: jhietpas@stllegalgroup.com

Article IX.

Assignment
9.1 This Agreement may not be assigned by Developer or Owner; provided that Developer may, with Owner’s prior written consent, assign this Agreement to (i) an entity controlled by or affiliated with Developer; or (ii) to a joint venture in which Developer has a controlling interest. Owner shall have the right to assign this Agreement for collateral purposes to the lender(s) providing the

Exhibit 10.1
financing for the Commerce Project. Any purported assignment in contravention of the first sentence shall be void and of no effect.
Article X.

Relationship of Parties

10.1 Nature of Relationship. Developer is an independent contractor, with authority to act only in accordance with the terms of this Agreement and nothing explicit or implied in this Agreement shall be construed as creating a partnership or joint venture or an employment relationship between Developer (or any person employed by Developer) and Owner or any other relationship between the parties hereto except that of owner and independent contractor. Developer acknowledges and agrees that it shall act as an independent contractor hereunder with respect to Owner in connection with Developer’s obligations under this Agreement.
10.2 Representatives.
(a)Owner hereby designates Stanley J. Weber and Dennis Hoelzer as Owner’s representatives (“Owner’s Representatives”) for purposes of granting any consents or approvals with respect to matters arising under this Agreement. Owner’s Representatives shall be authorized to execute and deliver on behalf of Owner any and all documents, notices, approvals, consents or other writings and changes thereto with respect to such matters, and Developer shall have the right to rely on any documents executed by an Owner’s Representative. By written notice delivered to Developer not earlier than two (2) days prior to the effective date thereof, Owner shall be entitled to substitute or add other parties as the Owner’s Representatives hereunder.
(b)Developer hereby designates James G. Koman as Developer’s representative (“Developer’s Representative”) for purposes of granting any consents or approvals by Developer with respect to matters arising under this Agreement. Developer’s Representative shall be authorized to execute and deliver on behalf of Developer any and all documents, notices, approvals, consents or other writings and changes thereto with respect to such matters, and Owner shall have the right to rely on any documents executed by Developer’s Representative. Developer’s Representative shall have the power and authority to act on behalf of, and to bind Developer under this Agreement. By written notice delivered to Owner not earlier than ten (10) days prior to the effective date thereof, Developer shall be entitled to substitute another party as the Developer’s representative hereunder.
Article XI.

Default and Termination

11.1 Default by Developer. Developer shall be in default hereunder in the event: (i) Developer shall, fail to pursue or perform any material covenant, agreement, term or provision of this

Exhibit 10.1
Agreement to be pursued or performed by Developer and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Developer; provided, however, that if such failure is not susceptible of cure within such thirty (30) day period, then Developer shall have an additional time not to exceed an additional sixty (60) days as is necessary to effect such cure, provided Developer shall commence its efforts to cure within said thirty (30) day period and thereafter pursue such cure diligently to completion; (ii) a receiver is appointed to take possession of the assets of Developer or an assignment by Developer for the benefit of creditors, or any action taken or suffered by Developer under any insolvency, bankruptcy, reorganization, moratorium, or other debtorrelief act or statute; (iii) the dissolution of Developer; (iv) Developer shall fail to pursue or perform any obligation hereunder as a result of fraud, embezzlement or other willful misconduct (“Cause”). Upon the occurrence of a default by Developer hereunder, Owner shall be entitled to terminate this Agreement and to pursue any right or remedy it may have at law or in equity as a result of such default.
11.2 Default by Owner. In the event Owner fails to pay Developer the Development Fee or Construction Management Fee, to the extent earned, in accordance with the terms of this Agreement within thirty (30) days after the date any installment thereof is due, Developer, following five (5) Business Days’ written notice to Owner (and Owner’s failure within such five (5) Business Day period to pay to Developer such amount due) shall have the right to terminate this Agreement and to pursue any right or remedy it may have at law or in equity as a result of such default.
Article XII.

Miscellaneous

12.1 Governing Law. This Agreement shall be construed and enforceable in accordance with the laws of the State of Missouri.
12.2 Entire Agreement. This Agreement contains the entire agreement between the parties and shall not be amended, modified or canceled except in writing signed by the party to be charged.
12.3 Successors and Assigns. All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the parties and, subject to Article IX hereof, their respective permitted successors and assigns.
12.4 Waiver. The failure of either party to insist upon strict performance of any term or provision of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
12.5 Partial Invalidity. If any portion of this Agreement shall be decreed invalid by the judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would constitute a substantial deviation from the general intent and purpose of this Agreement.

Exhibit 10.1
12.6 Non-Discrimination Policy. Developer and Owner agree that it will not deny the benefits of this Agreement to any person, nor discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or any other applicable protected classification.
12.7 Counterparts. This Agreement may be signed in counterparts, which collectively shall constitute a single agreement.
12.8 Confidentiality. The parties each agree that they will keep confidential any information designated as such by the other or not otherwise publicly available which is derived from access, investigation or information furnished by either party in connection with this Agreement, including the negotiations conducted in connection herewith and the terms herewith, and, if the transactions contemplated hereby are not consummated, will promptly return to the other all such information and will not thereafter use such information; provided that such confidentiality obligations shall not preclude a party from delivering such information to its potential tenants, investors or attorneys, lenders and consultants hired in connection with this transaction or as otherwise required by law, or in Owner’s reasonable judgement in connection with Entitlements or leasing.
12.9 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed thereto;
(a)“Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner, manager or managing member in, such specified person. An Affiliate of a person includes, without limitation, (i) any member, shareholder, officer or director of such person, (ii) any record or beneficial owner of more than 10% of any class of ownership interests of such person and (iii) any Affiliate of the foregoing. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise, and the terms “controlling” and “controlled” having the means correlative to the foregoing; and
(b)“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in St. Louis, Missouri are not open for business.
(c)“Force Majeure” shall mean delays actually caused by any of the following: acts of God, fire, abnormal weather, explosion, riot, war, labor disputes, inability to obtain necessary materials, or Owner Change Orders. If a delay of performance occurs, the period for performance shall be extended for a time equal to the time lost because of the Force Majeure, but only if the party entitled to such extension gives prompt notice to the other party of the occurrence causing the delay and if the party so excused acts in good faith and uses due diligence to perform. The inability to obtain financing or lack of money shall not constitute Force Majeure, and this provision shall not excuse non-payment of monies owed hereunder.
*************** (Signature Page follows)

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:

COMMERCE BANK

By:    /s/ Charles G. Kim
    Charles G. Kim
    EVP and CFO

DEVELOPER:

8027 FORSYTH ACQUISITIONS, LLC

By:    /s/ James G. Koman
    James G. Koman, Manager

U.S. CAPITAL DEVELOPMENT, LLC

By:    /s/ Scott Sachtleben
    Scott Sachtleben, Manager

Exhibit 10.1
EXHIBIT A

LAND DEPICTION

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT B

PRELIMINARY PLANS AND SPECIFICATIONS FOR 8027 PROJECT

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT B-1
PRELIMINARY PLANS AND SPECIFICATIONS FOR COMMERCE PROJECT

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT C

PARKING GARAGE AGREEMENT

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT D-1

PRELIMINARY PROJECT BUDGET

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT D-2

FINAL PROJECT BUDGET

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT D-3

PREDEVELOPMENT COSTS BUDGET

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT E-1

COMMERCE PROJECT SCHEDULE

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT E-2

8027 PROJECT SCHEDULE

[Intentionally Omitted]

Exhibit 10.1
EXHIBIT F

DEVELOPMENT, CONSTRUCTION MANAGEMENT and TI FEES

[Intentionally Omitted]